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                                   RESTATED
                                   --------
                          ARTICLES OF INCORPORATION
                          -------------------------
                                      OF
                                      --
                                 WD-40 COMPANY
                                 -------------

     JOHN S. BARRY and HARLAN F. HARMSEN certify that:

     1. They are the President and the Secretary, respectively, of WD-40 COMPANY, a California Corporation, Corporate Number 278655.

     2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

     FIRST:     The name of the corporation is: WD-40 COMPANY.
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     SECOND:    The purpose of this corporation is to engage in any lawful act
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or activity for which a corporation may be organized under the General
Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THIRD:     This corporation is authorized to issue only one class of shares
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of stock; the total number of shares which this corporation is authorized to issue is Nine Million (9,000,000).

     FOURTH:    In addition to the requirements of (i) law, and (ii) other
     ------
provisions of these Articles of Incorporation, as amended:

     1. The affirmative vote or consent of eighty-five percent (85%) of the outstanding shares of Voting Stock of the Corporation shall be required for the adoption or authorization of a Business Combination unless:

          (a) The Board of Directors of the Corporation shall have approved the proposed Business Combination prior to the date a Controlling Person who proposes to enter into or be a party to or be involved in the Business Combination first became a Controlling Person; or

          (b) (i) The Business Combination will result in an involuntary sale, redemption, cancellation or other termination of ownership of all shares of Voting Stock of the Corporation owned by stockholders who do not vote in favor of, or consent in writing to, the Business Combination and the cash or fair value of other readily marketable consideration to be received by such stockholders for such shares shall at least be equal to the Minimum Price Per

     Share; and

              (ii) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 will be mailed to the stockholders of the Corporation for the purposes of soliciting stockholder approval of the proposed Business Combination. Such proxy statement shall allow individual Directors to express their opinion as to the relative merits of the proposed Business Combination in a prominent place therein; and

              (iii) After the Controlling Person who proposes to enter into or be a party to or be involved in the Business Combination has become a Controlling Person and prior to the consummation of the proposed Business
     Combination:

                    (1) except as approved by a unanimous vote of the Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock;

                    (2) there shall have been (A) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a unanimous vote of the Directors, and (B) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a unanimous vote of the Directors; and

                    (3) such Controlling Person shall have not become the Beneficial Owner of any additional shares of Voting Stock except as part of the transaction which results in such Controlling Person becoming a Controlling Person; and

              (iv) After such Controlling Person has become a Controlling Person, such Controlling Person shall not have received the benefit, directly or indirectly (except proportionately, solely in such Controlling Person's capacity as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantage provided by the Corporation, whether in anticipation of or in connection with the proposed Business Combination or otherwise.

     2. For purposes of this Article Fourth, the following definitions shall apply:
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          (a) An "Affiliate" of the specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified.

          (b) An "Associate" of a specified Person shall mean (1) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly the Beneficial Owner of five percent (5%) or more of any class of equity securities, (2) any trust or other estate in which such Person has a five percent (5%) or larger beneficial interest of any nature or as to which such Person serves as trustee or in a similar fiduciary capacity, (3) any spouse of such Person, and (4) any relative of such Person, or any relative of a spouse of such Person, who has the same residence as such Person or spouse.

          (c) "Beneficial Ownership" of shares of Voting Stock shall include without limitation (i) all shares directly or indirectly owned by a Person, by an Affiliate of such Person or by an Associate of such Person or such Affiliate, (ii) all shares which such Person, Affiliate, or Associate has the right to acquire through the exercise of any option, warrant or right (whether or not currently exercisable), through the conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, or pursuant to the automatic termination of a trust, discretionary account or similar arrangement, and (iii) all shares which are beneficially owned, directly or indirectly, by any other Person with whom such first-mentioned Person, Affiliate, or Associate, has, directly or indirectly, any contract, arrangement, understanding, relationship or otherwise (including without limitation any written or unwritten agreement to act in concert but specifically excluding any participation agreement, arrangement, understanding or relationship between or among any two or more commercial banks made or established in connection with and in furtherance of a bona fide lending arrangement with the Corporation and/or one or more Subsidiaries) with respect to exercise of the voting power (which includes the power to vote or to direct the voting of such shares) or investment power (which includes the power to dispose or to direct the disposition of such shares, or both), incident to ownership of such shares.

          (d) "Business Combination" shall mean (1) any merger or consolidation of the Corporation with or into a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate,
     (2) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, in a single transaction or series of related transactions, of all or any Substantial Part of the assets of the Corporation, including without limitation any voting securities of a

     Subsidiary, or of a Subsidiary, to a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate,
     (3) any merger into the Corporation, or into a Subsidiary, of a Controlling Person or an Affiliate of a Controlling Person or an Associate of such Controlling Person or Affiliate, (4) any sale, lease, exchange, transfer or other disposition to the Corporation or a Subsidiary of all or any part of the assets of a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate but not including any dispositions of assets which, if included with all other dispositions consummated during the same fiscal year of the Corporation by the same Controlling Person, Affiliates thereof and Associates of such Controlling Person or Affiliates, would not result in dispositions during such year by all such Persons of assets having an aggregate fair value (determined at the time of disposition of the respective assets) in excess of one percent (1%) of the total consolidated assets of the Corporation (as shown on its certified balance sheet as of the end of the fiscal year preceding the proposed disposition), provided, however, that in no event shall any disposition of assets be excepted from stockholder approval by reason of the preceding exclusion if such disposition when included with all other dispositions consummated during the same, and immediately preceding nine, fiscal years of the Corporation by the same Controlling Person, Affiliates thereof and Associates of such Controlling Person or Affiliates, would result in dispositions by all such Persons of assets having an aggregate fair value determined at the time of disposition of the respective assets) in excess of five percent (5%) of the total consolidated assets of the Corporation (as shown on its certified balance sheet as of the end of the fiscal year preceding the proposed disposition), (5) any reclassification of Common Stock of the Corporation, or any recapitalization involving Common Stock of the Corporation, consummated within ten years after the Controlling Person who proposes such reclassification or recapitalization becomes a Controlling Person, and (6) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination, but, notwithstanding anything to the contrary herein, Business Combination shall not include any transaction involving a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate which is to be consummated or become effective after such Controlling Person has been a Controlling Person for at least ten years. A Person who is or was a Controlling Person as of (i) the time any definitive agreement relating to a Business Combination is entered into, (ii) the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination, or (iii) immediately prior to the consummation of a Business Combination shall be deemed to be a

     Controlling Person for purposes of this definition.

          (e) "Control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          (f) "Controlling Person" shall mean any Person who Beneficially Owns a number of shares of Voting Stock of the Corporation, whether or not such number includes shares not then outstanding or entitled to vote, which exceeds a number equal to ten percent (10%) of the outstanding shares of Voting Stock of the Corporation, but does not include any one or a group of more than one of the members of the Board of Directors of the Corporation who (i) were members of the Board of Directors on the date this Article Fourth was adopted by the stockholders, or (ii) were first elected as Directors prior to the date a Controlling Person who proposes to enter into or be a party to or be involved in a Business Combination became a Controlling Person.

          (g) "Minimum Price Per Share" shall mean the sum of (a) the higher of
     (i) the highest gross per share price paid or agreed to be paid to acquire any shares of Voting Stock of the Corporation Beneficially Owned by a Controlling Person, provided such payment or agreement to make payment was made within ten years immediately prior to the record date set to determine the stockholders entitled to vote or consent to the Business Combination in question, or (ii) the highest per share closing public market price for such Voting Stock during such ten year period, plus (b) the aggregate amount, if any, by which ten percent (10%) for each year, beginning on the date on which such Controlling Person became a Controlling Person, of such higher per share price exceeds the aggregate amount of all Common Stock dividends per share paid in cash since the date on which such Person became a Controlling Person. The calculation of the Minimum Price Per Share shall require appropriate adjustments for capital changes, including without limitation stock splits, stock dividends and reverse stock splits.

          (h) "Person" shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, a government or political subdivision thereof and any other entity (other than the Corporation, Subsidiary or a trustee holding stock for the benefit of employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements).

          (i) "Securities Exchange Act of 1934" shall mean the Securities Exchange Act of 1934, as amended from time to time as well as any successor or replacement statute.

          (j) "Subsidiary" shall mean any corporation more than twenty-five percent (25%) of whose outstanding securities representing the right to vote for the election of Directors is Beneficially Owned by the Corporation and/or one or more Subsidiaries.

          (k) "Substantial Part" shall mean more than ten percent (10%) of the total assets of the corporation in question, as shown on its certified balance sheet as of the end of the most recent fiscal year ending prior to the time the determination is being made.

          (l) "Voting Stock" of the Corporation shall mean all outstanding shares of Capital Stock of the Corporation entitled to vote generally in the election of Directors, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

     3. This Article Fourth shall not be altered, changed or repealed unless the amendment effecting such alteration, change or repeal shall have received the affirmative vote or consent of eighty-five percent (85%) of the outstanding shares of Common stock of the Corporation. Provided, however, that this Paragraph 3 shall not apply to, and such vote shall not be required for, any such alteration, change or repeal recommended to stockholders by a unanimous vote of the Directors and any such alteration, change or repeal so recommended shall require only the vote, if any, required under the applicable provisions of the California Corporations Code, as amended.

     4. A Controlling Person shall be subject to all fiduciary and other standards of conduct and obligations imposed by law.

     5. The provisions of this Article Fourth are severable: If any provision is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall continue in full force without being impaired or invalidated in any way.

     FIFTH:     The liability of the directors of the corporation for monetary
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damages shall be eliminated to the fullest extent permissible under California law.

     SIXTH:     The corporation is authorized to provide indemnification of
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agents (as defined in Section 317 of the Corporations Code) through bylaw provisions, agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.
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     SEVENTH: The corporation elects to be governed by all of the provisions of
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Division 1 of Title 1 of the California Corporations Code (as amended by act of the California Legislature, 1975-1976 regular session, effective January 1, 1977, and as defined in Section 2300 of the California General Corporation Law as the "new law") not otherwise applicable to this corporation under Chapter 23 of said Division 1.

     3. The foregoing restatement of Articles of Incorporation has been duly approved by the board of directors.

     4. The foregoing amendment and restatement of Articles of Incorporation has been approved by the board of directors alone pursuant to the provisions of Sections 910 and 2302 of the Corporations Code and constitutes a restatement of Articles of Incorporation under Section 910 without amendment other than the amendments authorized under Section 2302 to be adopted by approval of the board alone.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

     Dated: December 6, 1988



                                            By:  /s/ JOHN S. BARRY
                                                 --------------------------
                                                 JOHN S. BARRY, President



                                            By:  /s/ HARLAN F. HARMSEN
                                                 ---------------------------
                                                 HARLAN F. HARMSEN, Secretary